 EXECUTION FORM VERSION

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT (the “Agreement”) made and entered into this 1st day of March, 2012, by and between PRESIDENTIAL LIFE CORPORATION, (the “Company”), and Mark Abrams (the “Participant”).

- RECITALS -

WHEREAS, the Company on the day of its 2006 Annual Meeting, by action of its shareholders, adopted and approved the 2006 Stock Incentive Plan (“Plan”);

WHEREAS, the purpose of the Plan is to enable selected and key employees of the Presidential Companies to acquire an ownership interest in the Company through such Plan, and to provide such employees with a more direct stake in the future and welfare of the Presidential Companies and to encourage them to remain with the Company or its subsidiaries;

WHEREAS, pursuant to the Plan, the Company is authorized to grant to employees of the Company and its wholly-owned subsidiary, Presidential Life Insurance Company (the “Insurance Company” and, collectively with the Company, the “Presidential Companies”) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, pursuant to the 2011 Long-Term Incentive Program of the Company, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has exercised its discretion to award the Participant an award of shares of Common Stock (each, a “Share”) subject to the restrictions as set forth herein.

NOW THEREFORE, the Company and the Participant agree as follows:

1.	Award of Shares of Restricted Stock.

This Agreement evidences the grant by the Committee, on March 1, 2012 (the “Award Date”), to the Participant of 2,201 Shares under the Plan, subject to the restrictions, terms and conditions of this Agreement. Pursuant to Articles 2, 3, 4 and 7 below, the Shares are subject to certain transfer restrictions and possible risk of forfeiture (the “Restrictions”). While the Restrictions are in effect, the Shares subject to such restrictions shall be referred herein as “Shares of Restricted Stock.”

2.	Acceptance.

The Participant shall forfeit this award of Shares of Restricted Stock if the Participant does not execute this Agreement within a period of fifteen (15) days from the date the Participant receives this Agreement (or such other period as the Committee shall provide). In the event that this award of Shares of Restricted Stock is not accepted within such time period, this Agreement shall be null and void and this award of Shares of Restricted Stock shall not be valid.

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3.	Restriction on Transfer.

Except as required by law or the laws of descent or distribution, or as otherwise provided in accordance with the terms and provisions of this Agreement or the Plan, the Shares of Restricted Stock granted to the Participant may not be sold, exchanged, assigned, transferred or permitted to be transferred, pledged or otherwise disposed of until the Shares of Restricted Stock vest in accordance with Article 4 below (the “Period of Restriction”). Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of any Shares of Restricted Stock in violation of the Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

4.	Vesting.

a.	In General. Subject to this Article 4, Shares of Restricted Stock shall become vested, and accordingly, the Restrictions shall no longer apply pursuant to the following schedule, which shall be cumulative; provided that the Participant has not had a Termination at any time prior to the applicable “Vesting Date”:

Vesting Date	Portion of Shares of Restricted Stock to Vest
January 1, 2013	One-third (1/3) of Shares of Restricted Stock
January 1, 2014	One-third (1/3) of Shares of Restricted Stock
January 1, 2015	One-third (1/3) of Shares of Restricted Stock

Vested Shares shall be delivered to the Participant within thirty (30) days following the applicable Vesting Date.

b.	Termination due to death and Disability. Upon the Participant’s Termination due to death or Disability, all Shares of Restricted Stock, to the extent unvested, shall vest in full immediately upon such Termination, and such vested Shares shall be delivered to the Participant (or the Participant’s legal representative, if applicable) within thirty (30) days following such Termination.

c.	Termination by the Presidential Companies Other than for Cause or by the Participant for Good Reason. Upon the Participant’s Termination by any of the Presidential Companies for any reason other than for Cause, or by the Participant for Good Reason, the number of Shares of Restricted Stock that would have vested on the individual Vesting Date next following such Termination shall vest on the date of such Termination and such vested Shares shall be delivered to the Participant within thirty (30) days following such Termination. All other unvested Shares of Restricted Stock and any rights thereto shall be forfeited along with any dividends of cash or other property that have accrued with respect to such forfeited Shares of Restricted Stock.

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d.	Termination by the Presidential Companies Other than for Cause or by the Participant for Good Reason, in each case following a Change in Control. Upon the Participant’s Termination by any of the Presidential Companies for any reason other than for Cause, or by the Participant for Good Reason, in each case during the twelve (12) month period following a Change in Control (as defined in Article 5 below), all Shares of Restricted Stock, to the extent unvested, shall vest in full immediately upon such Termination and shall be delivered to Participant within thirty (30) days following such Termination.

e.	Other Terminations. Upon any Termination that is not described in Article 4(b), (c) or (d) above (including a Termination by any of the Presidential Companies for Cause or a Termination by the Participant without Good Reason), all unvested Shares of Restricted Stock and any rights thereto shall be forfeited along with any dividends of cash or other property that have accrued with respect to such forfeited Shares of Restricted Stock.

f.	Other Agreement Terms. Notwithstanding anything herein to the contrary, Shares of Restricted Stock shall become vested at such earlier times and/or in such amounts, if any, as may be expressly provided for in a written agreement between any of the Presidential Companies and the Participant in effect as of the Award Date.

g.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Disability” shall mean that the Participant shall fail, because of physical or mental infirmity or similar incapacity, to render for one hundred eighty consecutive days, or for shorter periods aggregating one hundred eighty or more days in any twelve month period, material services to one or more of the Presidential Companies.

(ii)	“Cause” shall mean with respect to the Participant’s Termination from and after the date hereof, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between any of the Presidential Companies and the Participant at the time of the grant of the award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a Participant’s dishonesty, fraud, commission of a felony or any crime of moral turpitude, material insubordination, moral turpitude, willful misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity, as determined by the Committee in its sole discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between any of the Presidential Companies and the Participant at the time of the grant of the award or an award agreement that defines “cause” (or words of like import), “cause” as defined under such agreement.

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(iii)	“Good Reason” shall mean only in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between any of the Presidential Companies and the Participant at the time of the grant of the award or an award agreement that defines “good reason” (or words of like import), “good reason” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “good reason” only applies on occurrence of a change in control, such definition of “good reason” shall not apply until the consummation of a change in control and then only with regard to a Termination thereafter and based solely on events and/or circumstances arising after the consummation of such change in control.

(iv)	“Termination” shall mean the Participant’s termination of employment with either of the Presidential Companies by the Company (or an affiliate) or the Participant for any reason whatsoever, except that a transfer of the Participant from the Company to a subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from a subsidiary or affiliate of the Company to another, and a leave of absence, duly authorized in writing by the Company, shall not be deemed a termination of employment. Notwithstanding the foregoing, for any payment under this Agreement that is considered “nonqualified deferred compensation” under Section 409A of the Code, a “Termination” shall mean a “separation from service” under Section 409A of the Code.

5.	Change in Control.

a.	Notwithstanding Article 4 above, in the event of a Change in Control, as defined herein, the Committee may, in its absolute and sole discretion, but shall not be obligated to:

(i)	vest such portion of the Shares of Restricted Stock as it deems appropriate, such vesting to be subject to such terms and conditions that, in the Committee’s absolute and sole discretion, it deems appropriate;

(ii)	cancel and/or cash out any or all Shares of Restricted Stock for fair value (as determined in good faith by the Committee); or

(iii)	provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of this Agreement as determined by the Committee in its sole discretion.

b.	“Change in Control” shall mean the occurrence on or prior to three years from the Award Date of any one of the following events:

(i)	The date a majority of Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Company’s board of directors before the date for the appointment or election; or

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(ii)	The date a change in the ownership of either of the Presidential Companies occurs. For purposes of this paragraph, a change in ownership occurs (except as provided in Treasury Regulation §1.409A-3(i)(5)(vi)(C)), on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(v)(B)) acquires ownership of the stock of either of the Presidential Companies that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value of the stock of Company or Insurance Company as the case may be; or

(iii)	The date a change in the ownership of a substantial portion of the Company’s assets occurs. For purposes of this paragraph, a change in the ownership of a substantial portion of assets occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Insurance Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company or the Insurance Company (as the case may be) immediately before such acquisition or acquisitions. For the purposes of this paragraph, gross fair market value has the meaning set forth in Treasury Regulation §1.409A-3(i)(5)(vii)(A). Notwithstanding the above provisions of this paragraph, no change in ownership shall be deemed to have occurred by reason of a transfer of assets to a related entity as described in Treasury Regulation §1.409A-3(i)(5)(vii)(B).

6.	Investment Representation.

The Participant agrees that the Shares of Restricted Stock granted to the Participant under this Agreement is being acquired for his or her account and not with a view to distribution thereof. In addition, the Participant acknowledges, represents and warrants that:

a.	The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), currently or at the time the Participant desires to sell Shares following the vesting of the Shares of Restricted Stock, and in this connection the Company is relying in part on the Participant’s representations set forth in this Article 6.

b.	If the Participant is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

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c.	If the Participant is deemed an affiliate within the meaning of Rule 144 of the Act, the Participant understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Shares, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

7.	Deposit of Shares of Restricted Stock.

a.	Promptly after the date of this Agreement, the Company shall issue stock certificates representing the Shares of Restricted Stock unless it elects to recognize such ownership through book entry or another similar method. The stock certificates shall be registered in the Participant’s name and shall bear any legend required under the Plan or by the Committee in its sole discretion. Unless held in book entry form, such stock certificates shall be held in custody with the escrow agent (as provided for below), or such other person as designated by the Board, together with stock powers or other instruments of transfer required by the Company or its counsel appropriately endorsed in blank by him or her. Such deposit shall remain in effect until either the time the Company reacquires the Shares of Restricted Stock pursuant to the terms of this Agreement or until such Shares of Restricted Stock vest in accordance with this Agreement.

b.	The Participant consents to the appointment of the Secretary of the Company, in his or her official capacity, and his or her successor in office, or any other person that may be appointed by the Committee under the Plan, as the escrow agent for the Shares of Restricted Stock during the Period of Restriction. The Participant agrees that the escrow agent is merely a depository to retain the Shares of Restricted Stock and to dispose of the Shares of Restricted Stock in accordance with the terms of this Agreement and the Plan. If the escrow agent is notified of any adverse claim or demand by any person, he or she is hereby authorized to hold such certificates until the dispute shall have been settled by the parties and notice submitted to him or her by persons so interested, or until the rights of the parties have been fully adjudicated in a court of competent jurisdiction.

c.	Except as provided in Article 8 below, Participant shall be entitled to all rights of a shareholder of the company with respect thereto, including but limited to the right to vote on all matter to be voted on by holders of shares in the Company except as may be limited by terms of the Plan and this Agreement.

d.	Notwithstanding anything else herein, to the extent permitted under applicable foreign, federal or state law, the Company may, issue the Shares of Restricted Stock in the form of uncertificated shares. Such uncertificated Shares of Restricted Stock shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant. If thereafter certificates are issued with respect to the uncertificated Shares of Restricted Stock, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

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8.	Distributions with Respect to Shares of Restricted Stock.

a.	Any dividends of cash or other property paid with respect to the Shares of Restricted Stock shall accrue and become payable to Participant upon the vesting of such Share of Restricted Stock in accordance with this Agreement.

b.	Any shares received by Executive as a stock dividend, or as a result of stock splits, recapitalizations, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise, directly or indirectly, with respect to the Shares of Restricted Stock shall have the same status, be subject to this Agreement, and shall be delivered to the escrow agent to be held under the same terms and conditions as the Shares of Restricted Stock.

9.	Lapse of Restrictions.

a.	Upon the vesting of Shares of Restricted Stock, the Restrictions shall lapse, provided that such Shares of Restricted Stock have not before then been forfeited.

b.	Upon the vesting of Shares of Restricted Stock, any accrued dividends and the stock certificates for the applicable Shares of Restricted Stock that have vested shall be delivered to Participant.

c.	The delivery of any certificate representing Shares that have vested or any corresponding accrued dividends of cash or other property may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal or state securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such Shares shall constitute a violation by Participant or the Company of any provisions of any applicable foreign, federal or state law or of any regulations of any governmental authority or any national securities exchange.

10.	Withholding.

a.	The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that the Company is required to withhold at any time. In the absence of such arrangements, the Presidential Companies shall have the right to withhold such taxes from the Participant’s normal pay or other amounts payable to the Participant.

b.	Participant may satisfy the withholding obligation by paying the amount of any applicable taxes in cash or Shares (held by the Participant for six months or more) to the Company to satisfy the obligation in full or in part.

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c.	The amount of the withholding and the number of Shares to be paid to the Company shall be determined by the Committee (or the Board), with reference to the fair market value of Shares of the Company when the withholding is required to be made.

11.	Delivery of Stock and Documents.

Executive authorizes the escrow agent to cancel the certificates being held in escrow for the forfeited Shares so that such Shares may be cancelled in the shares registry of the Company.

12.	Right to Terminate Employment.

This award of Shares of Restricted Stock shall not confer upon the Participant any right to continue in the employ of any of the Presidential Companies or to interfere with or restrict in any way with the rights of the Presidential Companies to terminate the Participant’s employment at any time, for any reason, with or without Cause.

13.	Burden and Benefit.

The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the Presidential Companies its successors and assigns, the Participant and his or her executors or administrators, heirs, and personal and legal representatives.

14.	Entire Agreement, Modifications and Plan.

a.	This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties hereto with respect to the Shares of Restricted Stock. There are no promises, agreements, conditions, understandings, warranties, and representations, oral or written, express or implied, between the Participant and the Company with respect to the Shares of Restricted Stock other than as set forth herein.

b.	The Board or the Committee may, subject to the terms of the Plan, at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement and may also suspend or terminate this Agreement subject to the terms of the Plan. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing by the party against whom it is sought to be enforced.

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15.	Receipt of the Plan.

This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. By signing and returning this Agreement, Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations. Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Agreement shall control. This Agreement and the Plan contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

16.	Execution and Provisions of the Plan.

a.	This award of Shares of Restricted Stock is not enforceable until this Agreement has been signed by Participant and the Company. By executing this Agreement, Participant shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board of Directors, or their delegates.

b.	This award of Shares of Restricted Stock is subject to the provisions of the Plan and the Rules related thereto, a copy of which is provided to Participant with this Agreement.

17.	Notice.

Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate parties at the address(es) set forth below:

If to the Company, to:

Presidential Life Corporation

69 Lydecker Street

Nyack, New York 10960

Attention: Vice President of Human Resources; and

With a copy to:

Presidential Life Corporation

69 Lydecker Street

Nyack, New York 10960

Attention: Chair of the Compensation Committee of the Board of Directors

If to the Participant, to the address for the Participant on file with the Company;

or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party. Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).

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18.	Governing Law.

All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

19.	Consent to Jurisdiction.

In the event of any dispute, controversy or claim between the Presidential Life Companies and the Participant in any way concerning, arising out of or relating to the Plan or this Agreement (a “Dispute”), including without limitation any Dispute concerning, arising out of or relating to the interpretation, application or enforcement of the Plan or this Agreement, the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of New York located in New York County and/or the Federal courts of the United States of America located in the Southern District of New York (collectively, the “Agreed Venue”) for resolution of any such Dispute, (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal, and (c) agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York. The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court (including without limitation any defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action or proceeding, anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law. Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.

20.	Section 409A.

Although the Company makes no guarantee with respect to the tax treatment of the Shares of Restricted Stock, the award of Shares of Restricted Stock pursuant to this Agreement is intended to be exempt from Section 409A of the Code. With respect to any dividend, however, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code relating to “short-term deferrals” thereunder, and shall be limited, construed and interpreted in a manner so as to comply therewith. If the Participant is deemed on the date of Termination to be a “specified employee” within the meaning of Section 409A of the Code, then with regard to any payment that is considered nonqualified deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of the expiration of the six (6)-month period measured from the date of such “separation from service” and the date of the Executive’s death. The Participant’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event whatsoever shall the Presidential Companies be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

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21.	Miscellaneous.

a.	The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

b.	This Agreement may be executed with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

22.	Cancellation, Clawback and Recoupment of Shares of Restricted Stock.

a.	Any unvested Shares of Restricted Stock (and any accrued dividends) may be canceled or forfeited if the Compensation Committee (or the Board), in its sole discretion, determines that the Participant received the award of Shares of Restricted Stock based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains).

b.	In the event the Compensation Committee, in its sole discretion, determines at anytime prior to the five (5) year anniversary of the Award Date that the Participant (1) knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to financial statements; or (2) engaged in Gross Misconduct while employed by any of the Presidential Companies or any of their affiliates, then the Compensation Committee (or the Board), in its sole discretion, may direct the Company to (i) cancel any then unvested Shares of Restricted Stock, and the Participant shall forfeit any rights to such unvested cancelled Shares of Restricted Stock (including any accrued dividends) or (ii) recoup the fair market value (as of the applicable date of vesting) of any Shares previously delivered to the Participant under this Agreement and other amounts paid under this Agreement, (including any dividends paid with respect to vesting of any Shares of Restricted Stock).

c.	“Gross Misconduct” means any conduct that is determined by the Compensation Committee (or the Board), in its sole discretion, to be (i) in competition with the Company’s business operations during the Participant’s employment with the Company, (ii) in breach of the Participant’s duty of loyalty to the Presidential Companies, or (iii) materially injurious to the Company.

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d.	The remedies provided for in this Agreement shall be cumulative and not exclusive, and the Participant agrees and acknowledges that the enforcement by the Company of its rights hereunder shall not in any manner impair, restrict or limit the right of the Company to seek injunctive and other equitable or legal relief under applicable law or the terms of any other agreement between any of the Presidential Companies and the Participant.

e.	Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits under this Agreement shall be subject to recoupment to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protect Act or any Securities and Exchange Commission rule or regulation.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

Dated: March 1, 2012

EXECUTIVE		PRESIDENTIAL LIFE CORPORATION

By:

Print Name:	Mark Abrams	Print Name:	Donald L. Barnes

		Title:	President and Chief Executive Officer

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